Exhibit 99.1

Acorn Energy Announces Third Quarter and Nine Month 2014 Results

Wilmington, Del., November 12, 2014- Acorn Energy, Inc. (NASDAQ: ACFN), today announced the results for the third quarter and nine-month periods ended September 30, 2014.

For the third quarter ended September 30, 2014, revenues were $5.6 million compared to $5.0 million in the third quarter of 2013. The net loss for the third quarter 2014 was $3.8 million vs. $12.3 million in the comparable 2013 period, or $0.17 vs. $0.68 per share.

For the nine-month 2014 period, revenues were $14.8 million compared to $15.9 million in the 2013 nine-month period.  The net loss was $13.7 million in the nine-month 2014 period vs. $24.5 million in the nine-month 2013 period, or $0.62 vs. $1.35 per share.

Losses for the 2013 nine- and three-month periods include impairment of intangibles’ charges of $6.7 million and $5.6 million and restructuring charges of $1.4 million and $0.8 million, respectively. Losses for the 2014 nine- and three-month periods include restructuring charges of $0.4 million and $0.2 million, respectively.

John Moore, CEO of Acorn Energy commented, "Acorn is developing new and advanced proprietary technologies to increase efficiencies and safety in the massive energy industry. Our mission is to commercialize breakthrough technologies and prepare the portfolio companies for aggressive expansion through a sale, IPO or strategic partnership. We are currently seeking a strategic partner for USSI and are in negotiations for the sale of one of our other portfolio companies. . We expect to finalize these transactions in early 2015. After an equity capital raise of a net $4 million, Acorn Energy has approximately $7 million in cash, which is ample for financing the operations until a transaction is completed. Also, corporate overhead in 2014 has been cut back considerably—by 43% for the third quarter and 32% for the nine month period as compared to the comparable periods in 2013. USSI research and development expenditures are expected to be reduced going forward since most of the expensive customer testing and improvement has been completed.”

US Seismic Systems (USSI)

US Seismic Systems (USSI) is the leading developer of “state of the art” fiber optic sensing systems to support the new oil and gas recovery technologies. Powered only by light, the USSI systems can increase output and enhance safety at lower costs than the current 50 year-old legacy electronic seismic technology. In October of this year, at the Society of Exploration Geophysicists Annual Meeting, two peer-reviewed papers were presented which reported on recent tests by both ConocoPhillips and SR2020 proved the superior capabilities of the USSI system. Also, USSI announced in October that, in partnership with a European oil and gas multinational and a US exploration and production company, it successfully completed a Texas fracture monitoring project. This project enabled USSI to implement both design and process improvements following the earlier deep well test last spring. Management now believes that commercial testing will be completed in the fourth quarter and it will be positioned to pursue the key market opportunities where the USSI technology holds a unique advantage. On November 6th, the company announced an important order from one of the largest national oil companies to install a system in a sizeable and older conventional oil field. If the outcomes are favorable, this could lead to larger orders to monitor the entire field.

In the nine-month period ended September 30, 2014, revenue was $471,000 while backlog was $1.9 million.. Losses in the third quarter and nine-month periods of 2014 were $2.7 and $6.8 million, respectively. With the completion of a number of R&D programs, R & D expenditures should begin to decrease dramatically in early 2015.

DSIT

DSIT solutions, headquartered in Israel, is a leading developer of underwater sensor detection systems to protect harbors, ships and waterside installations as well as offshore multi-million dollar oil and gas rigs. During the third quarter, the company announced multiple orders including one from a leading Mediterranean Navy and two from European nuclear power plants. Totalling $2.4 million, these orders are expected to be fulfilled by the end of 2014 and early 2015.

Because of the rising world-wide unrest, and particularly the Gaza conflict, Israeli newspapers have recently published stories about DSIT highlighting the attributes of its technologies. DSIT is rapidly gaining recognition as it wins contracts competing against sizeable and long-established companies.

Nine-month revenues in 2014 were $9.0 million, down slightly by $0.6 million versus the 2013 similar period, and backlog on September 30, 2014 was $12.0 million. Revenues for the third quarter in 2014 were $3.3 million, up from $2.9 million in the same 2013 quarter. Revenue and profits can have wide quarterly variances because of the timing of contracts received and revenue recognition principles. Losses from operations for the nine-month period were $651,000 and $27,000 for 2014 and 2013, respectively, while the three-month period in 2014 showed income from operation of $143,000 as compared to a loss of $253,000 in the comparable period in 2013.

GridSense

GridSense is pioneering the remote monitoring of critical and aging electric utility equipment and power lines to minimize outages and power quality problems.

Replacing millions of utility transformers in the U.S. which have reached their expected optimal lives, is a multi-billion dollar task. Utilities and Public Service Commissions are seeking to run their transformers to end of life. Therefore, we believe extending the useful life by 24/7 monitoring and preventive repair is the only practical option and has the potential to be a robust market.

Developing new markets takes time and sales to important reference customers are lumpy. In August, GridSense received its first follow-on order from Florida Power & Light since the first installation in 2011. As the market matures and word of mouth as to the success of our larger installations helps increase our brand, we have made or are in the process of developing partnerships with leading utility suppliers like Silver Springs Networks, Landis & Gyr, OnRamp Wireless, Aclara and Cyan. These companies are integrating the GridSense products into their systems for a turnkey sale and installation. These collaborations are important because we get to leverage their larger sales forces and established customer bases of our partners.

To reduce our costs, Australian operations have been consolidated into the California headquarters. New products and upgrades are also broadening and expanding sales opportunities, especially those which meet unresolved problems, like our unique underground transformer monitor. We expect that our cost cuts, continued investments in expanding our product lines and supporting customer deployments will foster higher and faster revenue growth in 2015 and beyond.

For the nine-month and third quarter 2014 periods, revenue was $3.4 million and $1.2 million, compared to $3.5 million and $1.1 million in the respective comparable periods in 2013. Losses in the first nine months of 2014 were $2.3 million versus $3.6 million in the first nine months of 2013, and $602,000 for the three months ended September 30, 2014, compared to $773,000 for the same three-month period in 2013.

OmniMetrix

OmniMetrix manufactures devices that remotely monitor equipment and also provides the monitoring services. The business plan for generator monitoring is an excellent model for recurring revenue. Currently the major targets for selling monitoring devices and services are generator dealers, especially those with a large base of installed units that are covered by annual service contracts. By installing a generator monitor, the dealer can utilize the 24/7 wireless information to better service the customers, through early detection of possible problems and preventative measures. Currently, without monitoring, the dealer is responding physically to customer calls because of a failure or malfunction. There are 2 million U.S.-installed generators split about 50/50 between residential and commercial, most of which provide back-up emergency power. In critical facilities, failure to run during loss of electrical power can lead to disastrous results.

OmniMetrix is in the process of expanding its focus from generator monitoring devices for generator brands to a variety of oil and gas in-field equipment. In the growing market referred to as the digital oilfield, remotely monitoring the functions of key equipment and preventing failures can yield a large savings to the producer compared to physically responding after the event. Real-time monitoring can also replace periodic in-field inspections. OmniMetrix has recently entered this market with highly reliable and cost-effective devices. The company believes that the huge installed base of equipment in the field, the high cost of downtime and expected continued growth of U.S. oil and gas production represents a business opportunity that could be very rewarding.

In the nine- and three-month periods ended September 30, 2014, revenue was $2.0 million and $678,000, respectively, each exceeding the prior-year figures by 24%. Loss in the 2014 nine-month period was $1.3 million compared to the 2013 nine-month loss of $10.8 million which included a charge for the impairment of intangibles of $6.7 million and a restructuring charge of $0.8 million. The loss for the 2014 third quarter was $378,000, compared to the third quarter 2013 loss of $7.6 million which included an impairment charge of $5.6 million and a restructuring charge of $0.8 million. By the end of September 2014, the company had approximately 8,000 installations and new unit sales are currently running at an annual rate that we expect Omnimetrix to be operating at a cash neutral rate by the end of 2015.

Conference Call Information

Acorn Energy will host a conference call on Thursday, November 13, 2014 at 11:00 AM, EST to discuss its third quarter 2014 results and developments. Participants can pre-register for the conference call by accessing this link http://dpregister.com/10056088 Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation.

Participants that would like to join the conference call but have not registered, can do so by dialing US Toll Free (866) 652-5200, International Dial-in (412) 317-6060 and asking for the “Acorn Energy Conference Call” (no pass code required). If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00am ET December 13, 2014 by dialing (877) 344-7529 or International (412) 317-0088 and entering access code 10056088.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrixTM remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic Systems® supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. There is no assurance that the Company will be successful in its efforts to enter into a strategic partnership for its USSI subsidiary or to sell one of its operating companies. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's Form 10-K filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

F. Kent Leacock

Acorn Energy

(925) 698-1431

kleacock@acornenergy.com

- Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Revenues:
Projects	$9,166	$10,519	$3,720	$3,278
Products	4,240	4,198	1,474	1,323
Services	1,410	1,214	445	381
Total revenues	14,816	15,931	5,639	4,982
Cost of sales:
Projects	7,591	8,535	3,035	2,972
Products	3,088	2,609	974	839
Services	356	331	125	112
Total cost of sales	11,035	11,475	4,134	3,923
Gross profit	3,781	4,456	1,505	1,059
Operating expenses:
Research and development expenses, net of credits	5,141	6,336	1,756	2,219
Selling, general and administrative expenses	11,993	15,221	3,757	4,995
Impairment of intangibles	-	6,731	-	5,615
Provision for loss - channel partner	649	-	-	-
Restructuring and related charges	382	1,366	184	772
Total operating expenses	18,165	29,654	5,697	13,601
Operating loss	(14,384)	(25,198)	(4,192)	(12,542)
Finance income (expense), net	(135)	80	56	(9)
Loss before income taxes	(14,519)	(25,118)	(4,136)	(12,551)
Income tax benefit (expense), net	(125)	(228)	(12)	(143)
Net loss	(14,644)	(25,346)	(4,148)	(12,694)
Net loss attributable to non-controlling interests	964	885	299	382
Net loss attributable to Acorn Energy, Inc. shareholders	$(13,680)	$(24,461)	$(3,849)	$(12,312)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.62)	$(1.35)	$(0.17)	$(0.68)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	22,184	18,086	22,190	18,091

Dividends declared per common share	$-	$0.035	$-	$-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2014	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$4,000	$17,279
Restricted deposit	525	306
Accounts receivable, net	4,657	5,710
Unbilled revenue	6,719	6,421
Inventory, net	6,480	4,540
Other current assets	1,972	1,695
Total current assets	24,353	35,951
Property and equipment, net	2,268	2,432
Severance assets	3,230	3,539
Restricted deposit	540	-
Intangible assets, net	3,390	3,735
Goodwill	4,352	4,429
Other assets	894	870
Total assets	$39,027	$50,956
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$4,808	$2,303
Accounts payable	3,804	3,086
Accrued payroll, payroll taxes and social benefits	1,984	2,527
Deferred revenue	2,564	2,764
Other current liabilities	2,776	3,191
Total current liabilities	15,936	13,871
Long-term liabilities:
Accrued severance	4,646	4,973
Long-term debt	113	-
Other long-term liabilities	887	600
Total long-term liabilities	5,646	5,573
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –22,957,859 and 22,991,797 shares at December 31, 2013 and September 30, 2014, respectively	229	229
Additional paid-in capital	94,605	93,943
Warrants	526	526
Accumulated deficit	(73,127)	(59,447)
Treasury stock, at cost – 801,920 shares at December 31, 2013 and September 30, 2014	(3,036)	(3,036)
Accumulated other comprehensive income	40	184
Total Acorn Energy, Inc. shareholders’ equity	19,237	32,399
Non-controlling interests	(1,792)	(887)
Total equity	17,445	31,512
Total liabilities and equity	$39,027	$50,956